Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ADC Therapeutics SA of our report dated March 2, 2020, except for the effects of the share consolidation discussed in Note 2 (v) to the consolidated financial statements, as to which the date is April 24, 2020 relating to the consolidated financial statements, which appears in ADC Therapeutics SA’s Registration Statement on Form F-1 (No. 333-237841).

/s/ PricewaterhouseCoopers SA
Lausanne, Switzerland
May 15, 2020